UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 30, 2010
CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
(Exact Name of Registrant as Specified in Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

001-32162	80-0067704
(Commission File Number)	(IRS Employer Identification No.)
50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Gordon F. DuGan resigned as Chief Executive Officer and a member of the Board of Directors of Corporate Property Associates 16 — Global Incorporated, or the “Company,” effective July 6, 2010 in conjunction with his resignation as the chief executive officer and a member of the board of directors of W. P. Carey & Co. LLC, or “W. P. Carey,” the Company’s investment advisor. In its Report on Form 8-K reporting Mr. DuGan’s resignation from W. P. Carey, W. P. Carey stated that Mr. DuGan indicated that his resignation was based on “irreconcilable differences of opinion concerning the degree of authority and control that should be exercised by the Chairman over day to day operations, as well as a difference of opinion with the Chairman regarding the strategic direction” of W. P. Carey.
     Trevor P. Bond has been appointed the interim Chief Executive Officer of W. P. Carey effective July 6, 2010. Under the advisory agreement between the Company and W. P. Carey, Mr. Bond will also serve as the interim Chief Executive Officer of the Company. Mr. Bond will also serve as the interim Chief Executive Officer of the other “CPA REITs,” namely Corporate Property Associates 14 Incorporated, or “CPA®:14,” Corporate Property Associates 15 Incorporated, or “CPA®:15,” and Corporate Property Associates 17 — Global Incorporated, or “CPA®:17 — Global,” each of which is also advised by W. P. Carey pursuant to advisory agreements with those entities. Mr. Bond is the son of the second husband of the daughter of the half sister of Wm. Polk Carey, the Company’s Chairman.
     Mr. Bond, age 48, also serves as a director of W. P. Carey. Mr. Bond served as a director and a member of the Audit Committees of the Company, CPA®:14 and CPA®:15 from 2005 to April 2007. Until his appointment as interim Chief Executive Officer of W. P. Carey, Mr. Bond was a member of the investment committee of the Company’s advisor, which reviews investments on behalf of the Company and the other CPA REITs. Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships, Maidstone Investment Co., LLC, since 2002. Mr. Bond served in several management capacities for Credit Suisse First Boston (“CSFB”) from 1992 to 2002, including: co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman, Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received an M.B.A. from Harvard University. Mr. Bond has over 25 years of real estate experience in several sectors, including finance, development, investment and asset management, across a range of property types, as well as direct experience in Asia.
     Also effective July 6, 2010, Mark J. DeCesaris was appointed as W. P. Carey’s Chief Financial Officer. Under the Company’s advisory agreement with W. P. Carey, he also became the Company’s Chief Financial Officer. Mr. DeCesaris has served as the Company’s Acting Chief Financial Officer and Managing Director since November 2005. He has also served in the same capacities with W. P. Carey, CPA®:14 and CPA®:15 since November 2005 and CPA®:17 — Global since October 2007. Mr. DeCesaris had previously been a consultant to W. P. Carey’s finance department since May 2005. Prior to joining W. P. Carey, from 2003 to 2004 Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From 1999 to 2003, Mr. DeCesaris was

Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company, where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to 1999, Mr. DeCesaris was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. Mr. DeCesaris is a licensed Certified Public Accountant and started his career with Coopers & Lybrand in Philadelphia. Mr. DeCesaris graduated from King’s College with a B.S. in Accounting and a B.S. in Information Technology. Mr. DeCesaris currently serves as a member of the Board of Trustees of King’s College and the Board of Trustees of the Chilton Memorial Hospital Foundation and is a member of the American Institute of Certified Public Accountants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 16 — Global Incorporated
Date: July 7, 2010	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director